EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES 2022 FIRST QUARTER FINANCIAL RESULTS
RICHMOND, INDIANA (April 21, 2022) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $3.0 million, or $0.26 diluted earnings per share, for the first quarter of 2022, compared to net income of $2.7 million, or $0.24 diluted earnings per share, for the fourth quarter of 2021, and net income of $2.6 million, or $0.22 diluted earnings per share, for the first quarter of 2021. Diluted earnings per share increased 8.3% and 18.2% for the first quarter of 2022 as compared to the fourth and first quarters of 2021, respectively.
President’s Comments

Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Despite a challenging interest rate environment and the tragedy of the war in Ukraine impacting all of us in various ways, in the first quarter of 2022 we continued to increase profitability, grow our loan and lease and deposit portfolios and return excess capital to shareholders through dividends and share repurchases. We continued to experience margin compression but remain optimistic that anticipated Fed interest rate increases will provide some relief in future quarters.”

First Quarter Performance Highlights:
•Assets totaled $1.3 billion both at March 31, 2022 and December 31, 2021.
•Loans and leases, net of allowance, totaled $850.0 million at March 31, 2022, compared to $832.8 million at December 31, 2021.
•Nonperforming loans and leases totaled $8.0 million, or 0.92% of total loans and leases, at March 31, 2022, compared to $8.0 million, or 0.95% at December 31, 2021.
•The allowance for loan and lease losses totaled $12.3 million, or 1.43% of total loans and leases outstanding, at March 31, 2022, compared to $12.1 million, or 1.43% of total loans and leases outstanding, at December 31, 2021.
•The provision for loan and lease losses totaled $200,000 in the quarter ended March 31, 2022, compared to no provision in the preceding quarter, and $400,000 in the first quarter of 2021.
•Deposits totaled $909.5 million at March 31, 2022, compared to $900.2 million at December 31, 2021. At March 31, 2022, noninterest bearing deposits totaled $113.7 million or 12.5% of total deposits, compared to $114.3 million or 12.7% of total deposits at December 31, 2021.
•Stockholders’ equity totaled $157.3 million at March 31, 2022, compared to $180.5 million at December 31, 2021. The Company’s equity to asset ratio was 12.53% at March 31, 2022.
•Net interest income decreased $41,000 or 0.4% to $10.1 million for the three months ended March 31, 2022, compared to net interest income of $10.1 million for the prior quarter, and increased $1.1 million or 11.7% from $9.0 million for the comparable quarter in 2021.
•Annualized net interest margin was 3.26% for the current quarter, compared to 3.31% in the preceding quarter and 3.53% the first quarter a year ago.
•The Company repurchased 90,191 shares of common stock at an average price of $16.62 per share during the quarter ended March 31, 2022.
•The Bank’s Tier 1 capital to total assets was 12.64% and the Bank’s capital was well in excess of all regulatory requirements at March 31, 2022.
Income Statement Summary
Net interest income before the provision for loan and lease losses decreased $41,000, or 0.4%, to $10.1 million in the first quarter of 2022, compared to $10.1 million in the fourth quarter of 2021, and increased $1.1 million, or 11.7%, from $9.0 million in the first quarter of 2021. The decrease from the fourth quarter of 2021 was due to a $22.4 million decrease in average net earning assets during the first quarter of 2022, and a one basis point decrease in the average interest rate spread. The increase from the comparable quarter in 2021 was due to an increase in net average earning assets of $19.9 million during the first quarter of 2022 versus the comparable quarter of 2021, partially offset by a 20 basis point decrease in the average interest rate spread during the first quarter of 2022.
Interest income decreased $88,000, or 0.7%, to $11.9 million during the quarter ended March 31, 2022, compared to the quarter ended December 31, 2021 and increased $1.1 million, or 9.7%, compared to the quarter ended March 31, 2021. Interest income on loans and leases decreased $151,000, or 1.4%, to $10.3 million for the quarter ended March 31, 2022 compared to $10.4 million in the fourth quarter of 2021, as a $30.5 million increase in the average balance of loans and leases was offset by a decrease in the average yield earned on loans and leases of 25 basis point to 4.83%. Interest income on loans and leases increased $399,000, or 4.0%, in the first quarter of 2022 compared to the first quarter of 2021, due to an increase in the average balance of loans and leases of $132.0 million, partially offset by a decrease in the average loan and lease yield of 67 basis points.

Interest income on investment securities, excluding FHLB stock, increased $76,000, or 5.0%, to $1.6 million during the quarter ended March 31, 2022, compared to the quarter ended December 31, 2021, and increased $646,000, or 68.7%, from the comparable quarter in 2021. The increase in interest income on investment securities, excluding FHLB stock, in the first quarter of 2022 from the fourth quarter of 2021 was due to a 16 basis point increase in the average yield earned on investment securities offset by a $14.4 million decrease in average balances. The increase in interest on investment securities, excluding FHLB stock, in the first quarter of 2022 from the first quarter of 2021 was due to a $92.5 million increase in the average balance and a 36 basis point increase in the average yield earned on investment securities.

Interest expense remained relatively flat at $1.9 million for the quarter ended March 31, 2022 compared to the quarter ended December 31, 2021 and the quarter ended March 31, 2021. Interest expense on deposits decreased $25,000, or 1.9%, to $1.2 million for the quarter ended March 31, 2022, compared to the previous quarter primarily due to a 12 basis point decrease in the average rate paid on interest-bearing certificate of deposit accounts, partially offset by a $32.7 million increase in average interest-bearing certificate of deposit account balances. The decrease from the comparable quarter in 2021 was due to a decrease of 43 basis points in the average rate paid on certificate of deposit accounts, partially offset by an increase of $179.0 million in average interest-bearing deposit balances. The average rate paid on interest-bearing deposits was 0.63% for the quarter ended March 31, 2022, compared to 0.68% and 0.77% for the quarters ended December 31, 2021 and March 31, 2021, respectively. Interest expense on FHLB borrowings decreased $23,000, or 3.5%, to $640,000 for the first quarter of 2022 compared to the previous quarter and decreased $54,000, or 7.8%, from the comparable quarter in 2021. The average balance of FHLB borrowings totaled $183.5 million during the quarter ended March 31, 2022, compared to $191.4 million and $170.0 million for the quarters ended December 31, 2021 and March 31, 2021, respectively. The average rate paid on FHLB borrowings was 1.40% for the quarter ended March 31, 2022, 1.39% for December 31, 2021, and 1.63% for the first quarter of 2021.

Annualized net interest margin decreased to 3.26% for the first quarter of 2022, compared to 3.31% for the fourth quarter of 2021 and 3.53% for the first quarter of 2021. The decrease in the net interest margin for the first quarter of 2022 compared to the fourth quarter of 2021 and the comparable quarter in 2021 was primarily due to the yield on interest-earnings assets dropping faster than the rate paid on interest-bearing liabilities.

The provision for loan and lease losses totaled $200,000 for the three months ended March 31, 2022, compared to no provision during the quarter ended December 31, 2021 and $400,000 for the quarter ended March 31, 2021. Net recoveries during the first quarter of 2022 were $9,000, compared to net recoveries of $259,000 during the fourth quarter of 2021 and net charge-offs of $27,000 in the first quarter of 2021. While we believe the steps we have taken and continue to take are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration and impact of the COVID-19 pandemic, uncertainties relating to our allowance for loan losses are heightened as a result of any possible continuing effects of the COVID-19 pandemic.

Total noninterest income increased $13,000, or 1.2%, to $1.1 million for the quarter ended March 31, 2022 compared to the quarter ended December 31, 2021, and decreased $412,000, or 27.0%, from the comparable quarter in 2021. The increase in noninterest income in the first quarter of 2022 from the fourth quarter of 2021 occurred despite a decrease in gains on loan and lease sales. Gain on sale of loans and leases decreased $116,000, or 32.4%, to $243,000 in the first quarter of 2022 compared to the fourth quarter of 2021 and was offset primarily by increases in loan and lease servicing fees and other income. Loan and lease servicing fees increased $74,000 in the first quarter of 2022 compared to the fourth quarter of 2021 as an impairment charge of $111,000 to mortgage servicing rights was recorded in the first quarter of 2022 compared to an impairment charge of $129,000 in the fourth quarter of 2021. Other income increased $98,000 in the first quarter of 2022 compared to the fourth quarter of 2021 primarily due to fees associated with several letters of credit and the sale of a repossessed asset. In addition, card fee income decreased $25,000, or 8.3%, to $278,000 in the first quarter of 2022 from the fourth quarter of 2021 and service fees on deposit accounts decreased $18,000, or 7.0%, to $235,000 for the quarter ended March 31, 2022, compared to $252,000 for the fourth quarter of 2021. The decrease in card fee income was due to higher card activity in the fourth quarter of 2021 and the decrease in service fees on deposit accounts was primarily attributable to decreased overdraft fees during the first quarter of 2022 compared to the fourth quarter of 2021.

The decrease in noninterest income in the first quarter of 2022 from the comparable quarter of 2021 was due to a $722,000, or 74.8%, decrease in gain on sale of loans as mortgage banking activity declined primarily due to lower refinancing activity and a lower supply of houses for sale in the Bank’s market area. Partially offsetting this decrease were increases in loan and lease servicing fees, card fee income and service fees on deposit accounts. Loan and lease servicing fees increased $133,000 in the first quarter of 2022 compared to the same quarter in 2021 as an impairment charge of $111,000 to mortgage servicing rights was recorded in the first quarter of 2022 compared as an impairment charge of $158,000 in the first quarter of 2021. Card fee income increased $35,000, or 14.5%, in the first quarter of 2022 due to higher card usage. Service fees on deposit accounts increased $40,000, or 20.6%, in the first quarter of 2022 from the comparable quarter in 2021 due to increased overdraft fees, many of which were waived in the first quarter of 2021.

Total noninterest expense decreased $614,000, or 7.7%, to $7.3 million for the three months ended March 31, 2022, compared to the fourth quarter of 2021, and increased $356,000, or 5.1% compared to the same period in 2021. Salaries and employee benefits decreased $715,000, or 13.8%, to $4.5 million for the quarter ended March 31, 2022, compared to the fourth quarter of 2021, and were steady compared to the quarter ended March 31, 2021. The decrease in salaries and benefits in the first quarter of 2022 from the fourth quarter of 2021 was primarily due to a $665,000 expense associated with the termination of the Company’s DB Plan in the fourth quarter of 2021. Data processing fees increased $80,000, or 13.7% to $659,000 for the quarter ended March 31, 2022, compared to the fourth quarter of 2021, and increased $133,000, or 25.2%, compared to the same quarter of 2021 due to enhancements to our digital banking products. Other expenses decreased $46,000, or 4.6% in the first quarter of 2022 compared to the prior quarter, and increased $185,000, or 24.0%, compared to the same quarter of 2021. The increase in other expenses in the first quarter of 2022 from the first quarter of 2021 primarily was due to increased loan expenses, franchise tax expense and expenses related to employee professional development.

Income tax expense increased $88,000 during the three months ended March 31, 2022 compared to the prior quarter due to a higher level of pre-tax income and a higher effective tax rate. Income tax expense increased $28,000 during the three months ended March 31, 2022, compared to the same period in 2021 due to a higher level of pre-tax income, partially offset by a lower effective tax rate. The effective tax rate for the first quarter of 2022 was 17.0% compared to 16.3% in the fourth quarter of 2021, and 18.7% in the first quarter a year ago.
Balance Sheet Summary
Total assets decreased $11.5 million, or 0.9%, to $1.3 billion at March 31, 2022 from December 31, 2021. The decrease was primarily the result of a $31.6 million, or 8.6%, decrease in investment securities to $335.0 million and a $3.5 million, or 15.0% decrease in cash and cash equivalents to $19.6 million at March 31, 2022. These decreases were partially offset by increases of $17.1 million or 2.1% in loans and leases, net of allowance, to $850.0 million and $6.8 million or 33.4% in other assets to $27.1 million at March 31, 2022.

The decrease in investment securities primarily was the result of reinvesting only a portion of normal recurring maturities and payments on securities and using the remainder to fund growth in the loan and lease portfolio. The increase in loans and leases was attributable to an increase in multi-family loans, construction and development loans, and direct financing leases of $9.0 million, $8.4 million and $3.7 million, respectively, partially offset by declines in commercial mortgage loans of $3.4 million and commercial and industrial loans of $3.1 million. The decline in commercial and industrial loans was due to a decrease in PPP loans of $3.4 million resulting from PPP loan forgiveness by the SBA. As of March 31, 2022, we had funded a total of 892 PPP loans totaling $103.1 million and the SBA had approved 853 loan forgiveness applications totaling $95.4 million. PPP loans totaled $6.0 million at March 31, 2022. Other assets increased primarily due to a $6.4 million increase in deferred tax assets due to the mark-to-market adjustment on the investment portfolio.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $8.0 million or 0.92% of total loans and leases at March 31, 2022, compared to $8.0 million or 0.95% at December 31, 2021. Accruing loans past due more than 90 days totaled $1.8 million at both dates.
The allowance for loan and lease losses increased $209,000, or 1.7%, to $12.3 million at March 31, 2022 from $12.1 million at December 31, 2021. At both dates, the allowance for loan and lease losses totaled 1.43% of total loans and leases outstanding.

Net recoveries during the first quarter of 2022 were $9,000 compared to net charge-offs of $27,000 during the comparable quarter of 2021.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of March 31, 2022, which evaluation included consideration of potential credit losses due to economic conditions driven by any lingering impact of the COVID-19 pandemic. Any lingering impact of the pandemic on the Company’s deposit and loan customers is still not fully known at this time. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis. Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored.
Total deposits increased $9.3 million or 1.0% to $909.5 million at March 31, 2022, compared to December 31, 2021. The increase in deposits from December 31, 2021 primarily was due to an increase in savings and money market accounts of $21.2 million, partially offset by a decrease in time deposits of $13.8 million. Management attributes the shift in funds to customers anticipating potentially higher rates being paid on time deposits in 2022 in connection with the expected interest rate hikes by the Federal Reserve this year. Brokered time deposits totaled $120.1 million or 13.2% of total deposits at March 31, 2022. Noninterest-bearing demand deposits decreased slightly and totaled 12.5% of total deposits at March 31, 2022.
Stockholders’ equity totaled $157.3 million at March 31, 2022, a decrease of $23.1 million or 12.8% from December 31, 2021. The decrease in stockholders’ equity from December 31, 2021 primarily was the result of a reduction in accumulated comprehensive income of $24.1 million due to a greater mark-to-market adjustment to the investment portfolio as a result of higher interest rates, the payment of $1.1 million in dividends to Company stockholders, and the repurchase of $1.5 million of Company common stock, partially offset by net income of $3.0 million.

During the quarter ended March 31, 2022, the Company repurchased a total of 90,191 shares of Company common stock at an average price of $16.62 per share. As of March 31, 2022, the Company had approximately 909,362 shares available for repurchase under its existing stock repurchase program. Subsequent to quarter end through April 21, 2022, the Company repurchased an additional 12,896 shares, leaving 896,466 shares available for future repurchase.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio, and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:
This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area;

changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC.
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.
Financial Highlights (unaudited)

	Three Months Ended
SELECTED OPERATIONS DATA:	March 31, 2022	December 31, 2021	March 31, 2021
(In thousands, except for per share amounts)

Interest income	$11,942	$12,030	$10,883
Interest expense	1,888	1,936	1,881
Net interest income	10,054	10,094	9,002

Provision for loan losses	200	—	400
Net interest income after provision	9,854	10,094	8,602
Noninterest income	1,116	1,102	1,528
Noninterest expense	7,334	7,947	6,978
Income before income tax expense	3,636	3,249	3,152
Income tax provision	618	530	590

Net income	$3,018	$2,719	$2,562

Shares outstanding	12,310	12,400	13,051
Average shares outstanding:
Basic	11,048	11,104	11,687
Diluted	11,474	11,465	11,864
Earnings per share:
Basic	$0.27	$0.24	$0.22
Diluted	$0.26	$0.24	$0.22

SELECTED FINANCIAL CONDITION DATA:	March 31, 2022	December 31, 2021
(In thousands, except for per share amounts)

Total assets	$1,256,113	$1,267,640
Cash and cash equivalents	19,576	23,038
Investment securities	334,981	366,579
Loans and leases, net of allowance	849,987	832,846
Loans held for sale	583	558
Premises and equipment, net	14,146	14,347
Federal Home Loan Bank stock	9,781	9,992
Other assets	27,059	20,280
Deposits	909,495	900,175
Borrowings	182,000	180,000
Total stockholder’s equity	157,343	180,481

Book value (GAAP)	$157,343	$180,481
Tangible book value (non-GAAP)	157,343	180,481
Book value per share (GAAP)	12.78	14.55
Tangible book value per share (non-GAAP)	12.78	14.55
The following table summarizes information relating to our loan and lease portfolio at the dates indicated:

(In thousands)	March 31, 2022	December 31, 2021

Commercial mortgage	$257,755	$261,202
Commercial and industrial	96,609	99,682
Construction and development	102,123	93,678
Multi-family	116,439	107,421
Residential mortgage	135,155	134,155
Home equity	8,393	7,146
Direct financing leases	130,451	126,762
Consumer	16,130	15,905

Total loans and leases	$863,055	$845,951

The following table summarizes information relating to our deposits at the dates indicated:

(In thousands)	March 31, 2022	December 31, 2021

Noninterest-bearing demand	$113,662	$114,303
Interest-bearing demand	166,902	164,356
Savings and money market	275,173	253,957
Non-brokered time deposits	233,703	245,808
Brokered time deposits	120,055	121,751

Total deposits	$909,495	$900,175

Average Balances, Interest and Average Yields/Cost. The following tables set forth for the periods indicated, information regarding average balances of assets and liabilities as well as the total dollar amounts of interest income from average interest-earning assets and interest expense on average interest-bearing liabilities, resultant yields, interest rate spread, net interest margin (otherwise known as net yield on interest-earning assets), and the ratio of average interest-earning assets to average interest-bearing liabilities. Average balances have been calculated using daily balances. Non-accruing loans have been included in the table as loans carrying a zero yield. Loan fees are included in interest income on loans and are not material.

	Three Months Ended March 31,
	2022			2021
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$849,936	$10,266	4.83%	$717,980	$9,867	5.50%
Securities	353,285	1,586	1.80%	260,763	940	1.44%
FHLB stock	9,908	83	3.35%	9,050	69	3.05%
Cash and cash equivalents and other	18,704	7	0.15%	31,595	7	0.09%
Total interest-earning assets	1,231,833	11,942	3.88%	1,019,388	10,883	4.27%

Interest-bearing liabilities:
Savings and money market accounts	264,822	336	0.51%	223,560	278	0.50%
Interest-bearing checking accounts	165,619	98	0.24%	142,457	81	0.23%
Certificate accounts	362,945	814	0.90%	248,360	828	1.33%
Borrowings	183,500	640	1.40%	170,000	694	1.63%
Total interest-bearing liabilities	976,886	1,888	0.77%	784,377	1,881	0.96%

Net interest income		$10,054			$9,002
Net earning assets	$254,947			$235,011

Net interest rate spread(1)			3.11%			3.31%

Net interest margin(2)			3.26%			3.53%

Average interest-earning assets to average interest-bearing liabilities	126.10%			129.96%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021
Performance ratios:
Return on average assets (annualized)	0.96%	0.87%	1.02%	0.96%	0.92%
Return on average equity (annualized)	7.15%	6.06%	6.83%	5.98%	5.36%
Yield on interest-earning assets	3.88%	3.94%	4.08%	3.96%	4.27%
Rate paid on interest-bearing liabilities	0.77%	0.82%	0.87%	0.91%	0.96%
Average interest rate spread	3.11%	3.12%	3.21%	3.05%	3.31%
Net interest margin (annualized)(1)	3.26%	3.31%	3.42%	3.27%	3.53%
Operating expense to average total assets (annualized)	2.32%	2.55%	2.26%	2.36%	2.51%
Efficiency ratio(2)	65.66%	70.99%	61.74%	63.74%	66.27%
Average interest-earning assets to average interest-bearing liabilities	126.10%	129.42%	130.45%	132.31%	129.96%
Asset quality ratios:
Non-performing assets to total assets(3)	0.64%	0.64%	0.69%	0.65%	0.71%
Non-performing loans and leases to total gross loans and leases(4)	0.92%	0.95%	1.05%	0.97%	1.05%
Allowance for loan and lease losses to non-performing loans and leases(4)	154.91%	150.76%	139.23%	147.62%	135.07%
Allowance for loan and lease losses to total loans and leases	1.43%	1.43%	1.47%	1.43%	1.41%
Net (recoveries) charge-offs (annualized) to average outstanding loans and leases during the period	—%	(0.13)%	0.04%	0.03%	0.01%
Capital ratios:
Equity to total assets at end of period	12.53%	14.27%	14.51%	15.36%	16.61%
Average equity to average assets	13.39%	14.39%	14.93%	15.97%	17.18%
Common equity tier 1 capital (to risk weighted assets)(5)	15.62%	16.02%	16.38%	17.81%	19.52%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	12.64%	12.53%	12.76%	13.68%	14.19%
Tier 1 risk-based capital (to risk weighted assets)(5)	15.62%	16.02%	16.38%	17.81%	19.52%
Total risk-based capital (to risk weighted assets)(5)	16.81%	17.25%	17.63%	19.06%	20.77%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	177	173	175	178	175
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income, excluding net securities transactions.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)Capital ratios are for First Bank Richmond.

Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581